EXHIBIT 99.1

FOR RELEASE: Thursday, January 26, 2017 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2016

Shreveport, Louisiana – January 26, 2017 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2016 of $763,000, an increase of $82,000, or 12.0%, compared to net income of $681,000 reported for the three months ended December 31, 2015. The Company's basic and diluted earnings per share were $0.42 and $0.40, respectively, for the three months ended December 31, 2016 compared to basic and diluted earnings per share of $0.36 and $0.35, respectively, for the quarter ended December 31, 2015.

The Company reported net income of $1.8 million for the six months ended December 31, 2016, an increase of $143,000, or 8.8%, compared to $1.6 million for the six months ended December 31, 2015. The Company's basic and diluted earnings per share were $0.97 and $0.94, respectively, for the six months ended December 31, 2016 compared to $0.85 and $0.83, respectively, for the six months ended December 31, 2015.

The increase in net income for the three months ended December 31, 2016 resulted primarily from an increase of $322,000, or 10.4%, in net interest income, a $201,000, or 32.4%, increase in non-interest income, and a decrease of $13,000, or 3.9%, in the provision for income tax expense, partially offset by a $180,000, or 6.8%, increase in non-interest expense, and a $274,000 increase in the provision for loan losses. The increase in net interest income for the three months ended December 31, 2016 was primarily due to a $310,000, or 8.3%, increase in total interest income and a decrease of $12,000, or 1.8%, in aggregate interest expense primarily due to a decrease in the average interest rate paid on deposits. The increase in the provision for loan losses was primarily due to the increased level of non-performing assets discussed below. The Company's average interest rate spread was 3.47% for the three months ended December 31, 2016 compared to 3.39% for the three months ended December 31, 2015. The Company's net interest margin was 3.65% for the three months ended December 31, 2016 compared to 3.58% for the three months ended December 31, 2015. The increase in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of nine basis points in average rate on interest-bearing liabilities.  The increase in net interest margin was primarily the result of a higher average volume of interest-earning assets for the three months ended December 31, 2016 compared to the prior year quarterly period.

The increase in net income for the six months ended December 31, 2016 resulted primarily from an increase of $601,000, or 9.6%, in net interest income, and an increase of $407,000, or 26.6%, in non-interest income, partially offset by an increase of $322,000, or 6.1%, in non-interest expense, an increase of $34,000, or 4.4%, in income tax expense, and an increase of $509,000, or 559.3%, in the provision for loan losses. The increase in net interest income for the six month period was primarily due to a $560,000, or 7.4%, increase in total interest income, and a $41,000, or 3.1%, decrease in interest expense on borrowings and deposits due to a decrease in the average interest rate on interest bearing liabilities.  The Company's average interest rate spread was 3.53% for the six months ended December 31, 2016 compared to 3.43% for the six months ended December 31, 2015.  The Company's net interest margin was 3.71% for the six months ended December 31, 2016 compared to 3.62% for the six months ended December 31, 2015.  The increase in the average interest rate spread is attributable primarily to a decrease of eight basis points in average rate on interest bearing liabilities. The increase in net interest margin was primarily the result of a higher average volume of interest earning assets for the six months ended December 31, 2016 compared to the prior six month period.

The following tables set forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended December 31,
	2016		2015
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$306,598	4.95%	$276,657	5.12%
Investment securities	60,512	1.72	41,236	1.85
Interest-earning deposits	6,463	0.46	26,337	0.31
Total interest-earning assets	$373,573	4.35%	$344,230	4.36%

Interest-bearing liabilities:
Savings accounts	$33,230	0.45%	$22,143	0.38%
NOW accounts	34,270	0.56	34,574	0.89
Money market accounts	46,055	0.32	46,635	0.30
Certificates of deposit	139,848	1.26	145,289	1.29
Total interest-bearing deposits	253,403	0.89	248,641	0.96
Other bank borrowings	550	3.25	742	3.58
FHLB advances	43,059	0.82	26,310	0.96
Total interest-bearing liabilities	$297,012	0.88%	$275,693	0.97%

	For the Six Months Ended December 31,
	2016		2015
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$306,572	5.02%	$280,407	5.12%
Investment securities	58,782	1.56	42,603	1.82
Interest-earning deposits	4,563	0.52	23,342	0.28
Total interest-earning assets	$369,917	4.41%	$346,352	4.39%

Interest-bearing liabilities:
Savings accounts	$31,389	0.44%	$21,156	0.37%
NOW accounts	35,226	0.56	34,873	0.88
Money market accounts	46,982	0.32	47,168	0.31
Certificates of deposit	137,094	1.26	145,523	1.29
Total interest-bearing deposits	250,691	0.88	248,720	0.97
Other bank borrowings	475	3.25	371	3.58
FHLB advances	44,457	0.83	28,340	0.88
Total interest-bearing liabilities	$295,623	0.88%	$277,431	0.96%

The $201,000 increase in non-interest income for the three months ended December 31, 2016 compared to the prior year quarterly period was due to an increase of $159,000 in gain on sale of loans, and an increase of $45,000 in service charges on deposit accounts, partially offset by a decrease of $3,000 in income on bank owned life insurance.  The $407,000 increase in non-interest income for the six months ended December 31, 2016 compared to the prior year period was primarily due to increases of $231,000 in gain on sale of loans, $110,000 in gain on sale of real estate, and $75,000 in service charges on deposit accounts, partially offset by a $6,000 decrease in income on bank owned life insurance and a $3,000 decrease in other non-interest income. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $180,000 increase in non-interest expense for the three months ended December 31, 2016, compared to the same period in 2015, is primarily attributable to increases of $136,000 in compensation and benefits expense, $35,000 in occupancy and equipment expense, $29,000 in advertising expense, $15,000 in loan and collection expense, $15,000 in franchise and bank share tax expense, and $12,000 in data processing expense.  The increases were partially offset by a decrease of $40,000 in deposit insurance premiums, $16,000 in other non-interest expenses, $4,000 in legal fees, and $2,000 in audit and examination fees.  The $322,000 increase in non-interest expense for the six months ended December 31, 2016, compared to the same period in 2015, is primarily attributable to increases of $149,000 in compensation and benefits expense, $104,000 in occupancy and equipment expense, $40,000 in advertising expense, $37,000 in data processing expense, $31,000 in loan and collection expense, $20,000 in franchise and bank share tax expense, and $10,000 in legal fees.  These increases were partially offset by a decrease of $55,000 in deposit insurance premiums, and $14,000 in other non-interest expense.  The increases in compensation and benefits expense were primarily due to increases in the compensation paid to mortgage lenders along with increases in support staff for the mortgage lenders and staffing a new branch that opened in North Shreveport in May 2016.

At December 31, 2016, the Company reported total assets of $410.3 million, an increase of $28.6 million, or 7.5%, compared to total assets of $381.7 million at June 30, 2016. The increase in assets was comprised primarily of increases in investment securities of $14.1 million, or 26.8%, from $52.5 million at June 30, 2016 to $66.6 million at December 31, 2016, loans receivable, net of $6.3 million, or 2.2%, from $290.8 million at June 30, 2016 to $297.1 million at December 31, 2016,  and an increase in cash and cash equivalents of $8.9 million, or 186.9%, from $4.8 million at June 30, 2016 to $13.6 million at December 31, 2016.   These increases were partially offset by a decrease in loans held for sale of $1.0 million, or 8.3%, from $11.9 million at June 30, 2016 to $10.9 million at December 31, 2016.  The increase in investment securities was primarily due to the purchase of $22.8 million of held-to-maturity securities, partially offset by principal repayments on mortgage-backed securities of $7.8 million during the period.  We chose to place the securities in held-to-maturity as part of our interest rate risk management strategy.  The decrease in loans held-for-sale results primarily from a decrease at December 31, 2016 in receivables from financial institutions purchasing the Company's loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Six Months Ended December 31,
	2016	2015	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$65,992	$57,458	14.9%
Commercial — real estate secured:
Owner occupied	38,663	23,461	64.8%
Non-owner occupied	4,537	1,070	324.0%
Multi-family residential	986	15	6,473.3%
Commercial business	22,239	16,439	35.3%
Land	5,779	3,143	83.9%
Construction	10,410	9,901	5.1%
Home equity loans and lines of credit and other consumer	5,030	4,015	25.3%
Total loan originations	$153,636	$115,502	33.0%
Loans sold	$(59,017)	$(54,089)	9.1%

Included in the $10.4 million and $9.9 million of construction loan originations for the six months ended December 31, 2016 and 2015, respectively, are approximately $9.4 million and $9.8 million, respectively, of one- to four-family residential construction loans and $1.0 million and $135,000, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company's market area.

Total liabilities increased $27.9 million, or 8.2%, from $338.3 million at June 30, 2016 to $366.2 million at December 31, 2016, primarily due to an increase in total deposits of $22.8 million, or 7.9%, to $310.7 million at December 31, 2016 compared to $287.8 million at June 30, 2016, and an increase in advances from the Federal Home Loan Bank of $5.4 million, or 11.3%, to $53.0 million at December 31, 2016 compared to $47.7 million at June 30, 2016.  The increase in deposits was primarily due to a $17.8 million, or 45.3%, increase in non-interest bearing demand deposits from $39.3 million at June 30, 2016 to $57.1 million at December 31, 2016, an $8.7 million, or 6.6%, increase in certificates of deposit from $132.5 million at June 30, 2016 to $141.2 million at December 31, 2016, and a $5.6 million, or 19.3%, increase in savings deposits from $29.0 million at June 30, 2016 to $34.6 million at December 31, 2016, partially offset by a decrease of $4.7 million, or 12.4%, in NOW accounts from $37.8 million at June 30, 2016 to $33.1 million at December 31, 2016 and a decrease of $4.5 million, or 9.1%, in money market deposits from $49.3 million at June 30, 2016 to $44.8 million at December 31, 2016. At December 31, 2016, the Company had $14.4 million in brokered deposits compared to $8.2 million at June 30, 2016. The increase in brokered deposits is due to purchases of $10.0 million in brokered deposits during the six months ended December 31, 2016, partially offset by $3.8 million of brokered deposits that had matured during the period. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.

At December 31, 2016, the Company had $4.2 million of non-performing assets compared to $114,000 of non-performing assets at June 30, 2016 consisting of five single-family residential loans, one land loan, and fifteen commercial business loans at December 31, 2016 compared to two single family residential loans at June 30, 2016. At December 31, 2016, the Company had four single family residential loans, one commercial real estate loan, one land loan, and fifteen commercial business loans to two borrowers classified as substandard compared to two single family residential loans, one commercial real estate loan and nine commercial business loans to one borrower at June 30, 2016. There were no loans classified as doubtful at December 31, 2016 or June 30, 2016.  During the quarter ended December 31, 2016, we became aware that two borrowers related to the fifteen commercial business loans in the aggregate amount of $2.8 million that are classified as substandard filed for Chapter 11 (reorganization) bankruptcy protection during this period.  We are continuing to monitor these credits and presently believe that our allowance for loan losses at December 31, 2016 is adequate.  No additional losses are currently anticipated with respect to these loans.

Shareholders' equity increased $746,000, or 1.7%, to $44.1 million at December 31, 2016 from $43.4 million at June 30, 2016.  The primary reasons for the increase in shareholders' equity from June 30, 2016 were net income of $1.8 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $307,000, and proceeds from the issuance of common stock from the exercise of stock options and release of share awards of $177,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $353,000, acquisition of Company stock of $525,000, and a decrease in the Company's accumulated other comprehensive income of $625,000.

The Company repurchased 21,278 shares of its common stock under its stock repurchase program during the six months ended December 31, 2016 at an average price per share of $23.70. On October 12, 2016, the Company announced that its Board of Directors approved a seventh stock repurchase program for the repurchase of up to 97,000 shares to commence after the completion of the sixth stock repurchase program.  As of December 31, 2016, there were an aggregate total of 107,533 shares remaining for repurchase under the sixth and seventh stock repurchase programs.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its six full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31, 2016	June 30, 2016
ASSETS	(Unaudited)

Cash and cash equivalents	$13,646	$4,756
Securities available for sale at fair value	42,039	50,173
Securities held to maturity (fair value December 31, 2016: $21,242; June 30, 2016: $2,349)	24,542	2,349
Loans held-for-sale	10,931	11,919
Loans receivable, net of allowance for loan losses (December 31, 2016: $3,439; June 30, 2016: $2,845)	297,115	290,827
Premises and equipment, net	12,047	12,366
Other assets	9,988	9,311

Total assets	$410,308	$381,701

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$310,654	$287,822
Advances from the Federal Home Loan Bank of Dallas	53,037	47,665
Other borrowings	700	400
Other liabilities	1,779	2,422

Total liabilities	366,170	338,309

Shareholders' equity	44,138	43,392

Total liabilities and shareholders' equity	$410,308	$381,701

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)

Interest income
Loans, including fees	$3,794	$3,541	$7,688	$7,177
Investment securities	8	1	13	3
Mortgage-backed securities	252	189	444	384
Other interest-earning assets	8	21	12	33
Total interest income	4,062	3,752	8,157	7,597
Interest expense
Deposits	563	599	1,103	1,204
Federal Home Loan Bank borrowings	89	63	184	125
Other bank borrowings	5	7	8	7
Total interest expense	657	669	1,295	1,336
Net interest income	3,405	3,083	6,862	6,261

Provision for loan losses	300	26	600	91
Net interest income after provision for loan losses	3,105	3,057	6,262	6,170

Non-interest income
Gain on sale of loans	587	428	1,385	1,154
Gain on sale of real estate	-	-	110	-
Income on Bank Owned Life Insurance	37	40	74	80
Service charges on deposit accounts	184	139	347	272
Other income	13	13	23	26

Total non-interest income	821	620	1,939	1,532

Non-interest expense
Compensation and benefits	1,737	1,601	3,459	3,310
Occupancy and equipment	311	276	618	514
Data Processing	159	147	314	277
Audit and Examination Fees	81	83	133	133
Franchise and Bank Shares Tax	106	91	201	181
Advertising	94	65	166	126
Legal fees	147	151	228	218
Loan and collection	49	34	148	117
Deposit insurance premium	20	60	65	120
Other expenses	142	158	289	303

Total non-interest expense	2,846	2,666	5,621	5,299

Income before income taxes	1,080	1,011	2,580	2,403
Provision for income tax expense	317	330	815	781

NET INCOME	$763	$681	$1,765	$1,622

EARNINGS PER SHARE
Basic	$0.42	$0.36	$0.97	$0.85
Diluted	$0.40	$0.35	$0.94	$0.83

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.47%	3.39%	3.53%	3.43%
Net interest margin	3.65%	3.58%	3.71%	3.62%
Return on average assets	0.76%	0.74%	0.89%	0.88%
Return on average equity	6.43%	5.94%	7.48%	7.08%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.01%	0.07%	1.01%	0.07%
Allowance for loan losses as a percent of non-performing loans	82.67%	1,068.55%	82.67%	1,068.55%
Allowance for loan losses as a percent of total loans receivable	1.14%	0.98%	1.14%	0.98%

Per Share Data:
Shares outstanding at period end	1,955,039	2,037,861	1,955,039	2,037,861
Weighted average shares outstanding:
Basic	1,812,079	1,869,835	1,812,339	1,898,388
Diluted	1,895,901	1,941,371	1,887,090	1,964,824
Tangible book value at period end	$22.58	$21.02	$22.58	$21.02

____________
(1)       Ratios for the three and six month periods are annualized.
(2)       Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145